                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------


          THIS PLAN AND AGREEMENT OF MERGER dated as of April 22, 1999 (this "Agreement") is between Heller Funding Corporation, a Delaware corporation ("HFC"), and Heller Funding Corporation II, a Delaware corporation ("HFC II", and together with HFC, the "Constituent Corporations"). All of the issued and outstanding shares of capital stock of HFC and HFC II are owned by Heller Financial, Inc., a Delaware corporation.


                                   ARTICLE I

          I.1 On the Merger Date (as defined in Section 1.6), HFC II shall be merged with and into HFC (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of HFC II shall cease. HFC shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

          I.2 HFC shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of HFC II, all of the properties and assets of HFC and all of the debts, chooses in action and other interests due or belonging to HFC II shall be subject to, and responsible for, all of the debts, liabilities and duties of HFC II with the effect set forth in the DGCL.

          I.3 If, at any time after the Merger Date, HFC shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in HFC its right, title or interest in, to or under any of the rights, properties or assets of HFC II acquired or to be acquired by HFC as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the officers and directors of HFC shall and will be authorized to executed and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in HFC II or to otherwise carry out this Agreement.

          I.4 The Certificate of Incorporation of HFC shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of HFC, as amended up to and including the Merger Date, shall be the Bylaws of the Surviving Corporation and each such document shall thereafter continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein and by law.

          I.5 The directors and officers of HFC immediately prior to the Merger Date shall be the directors and officers of the Surviving Corporation and shall thereafter continue in office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          I.6 If this Agreement is not terminated under Section 3.1, a Certificate of Ownership and Merger with respect to the Merger shall be promptly filed and recorded with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time and date of such filings or at such date and time otherwise specified in the Certificate of Ownership and Merger (such time and date are herein collectively referred to as the "Merger Date").

                                   ARTICLE II

          II.1 On the Merger Date, by virtue of the Merger and without further action by the holder thereof, each share of HFC II stock held by Heller Financial, Inc. shall be canceled and cease to exist immediately upon the Merger Date.

                                  ARTICLE III

          III.1 This Agreement may be amended to the extent permitted by applicable law.

          III.2 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          III.3 This Agreement shall be governed by and construe in accordance with the laws of the State of Delaware without regard to conflicts of laws thereof.

          IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto by their duly authorized officers, and of the date first above written.


                              HELLER FUNDING CORPORATION


                              By:     /s/ David R. Schmuck
                                      -----------------------------

                              Name:    David R. Schmuck
                                      -----------------------------

                              Title:   Vice President
                                      -----------------------------



                              HELLER FUNDING CORPORATION II


                              By:     /s/ David R. Schmuck
                                      -----------------------------

                              Name:    David R. Schmuck
                                      -----------------------------

                              Title:   Vice President
                                      -----------------------------

                                       3